Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-86426 and 333-105608) of Tarantella, Inc. of our report dated April 25, 2003 relating to the financial statements of New Moon Systems Inc., which appears in this Current Report on Form 8-K/A of Tarantella, Inc. dated June 5, 2003.

/s/    PricewaterhouseCoopers LLP

San Jose, California

March 29, 2004